Exhibit 23(A)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 18, 1997 appearing on page 17 of Appendix I to the Consolidated Natural Gas Company proxy statement for the 1997 annual meeting of stockholders which is incorporated in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania  15219-9954
April 16, 1997